                                                                    EXHIBIT 99.1

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Building One Services Corporation

  In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Building One Services Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain wholly-owned subsidiaries, which statements reflect total assets of $4.0 million and $3.5 million at December 31, 1997 and 1996, respectively, and total revenues of $28.5 million, $11.1 million and $9.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those wholly-owned subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

  As described in Note 3, as a result of the announcement of the Recapitalization Plan, the Company has restated its financial statements to account for certain business combinations as purchase transactions.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 27, 1998, except as
 to Note 4, which is as of
 June 26, 1998, the fourth
 paragraph of Note 14, which
 is as of November 25, 1998,
 and Note 3, which is as of
 February 7, 1999

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Perimeter Maintenance Corporation
Atlanta, Georgia

  We have audited the balance sheets of Perimeter Maintenance Corporation (an S Corporation) as of December 31, 1997 and 1996 (not presented seperately herein), and the related statements of operations, retained earnings, and cash flows for the year ended December 31, 1997 (not presented seperately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perimeter Maintenance Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       /s/ Frazier & Deeter, LLC
                                       -------------------------
                                       Frazier & Deeter, LLC

Atlanta, Georgia
February 19, 1998

                         INDEPENDENT AUDITOR'S REPORT

To the Members
Crest International, LLC
Green Bay, Wisconsin

  We have audited the balance sheets of Crest International, LLC (a Wisconsin limited liability company) as of December 31, 1997 and 1996 (not presented seperately herein), and the related statements of income, accumulated deficit and cash flows for the years ended December 31, 1997, 1996 and 1995 (not presented seperately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crest International, LLC as of December 31, 1997 and 1996, and the results of its operations and cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                       /s/ Shinners, Hucovski & Company, S.C.
                                       --------------------------------------
                                       Shinners, Hucovski & Company, S.C.

Green Bay, Wisconsin
February 17, 1998

                       BUILDING ONE SERVICES CORPORATION

                           CONSOLIDATED BALANCE SHEET
                  (Dollars in thousands, except share amounts)

                                        December 31, December 31, September 30,
                                            1996         1997         1998
                                        ------------ ------------ -------------
                                                                   (unaudited)
                ASSETS
Current assets:
  Cash and cash equivalents............    $  303      $528,972    $  272,022
  Accounts receivable, less allowance
   for doubtful accounts of
   $136, $104 and $1,651,
   respectively........................     5,157         5,193       205,502
  Costs and estimated earnings in
   excess of billings on
   uncompleted contracts...............       --            --         20,410
  Prepaid expenses and other current
   assets..............................       764         2,065        12,955
                                           ------      --------    ----------
    Total current assets...............     6,224       536,230       510,889
Property and equipment, net............     2,984         2,593        31,718
Intangible assets, net.................       234           152       454,862
Other assets...........................       187           184         4,643
                                           ------      --------    ----------
    Total assets.......................    $9,629      $539,159    $1,002,112
                                           ======      ========    ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt......................    $1,481      $  1,553    $    3,864
  Accounts payable.....................     2,305         1,800        57,352
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts...........................       --            --         59,361
  Accrued compensation.................       834         2,237        31,796
  Income taxes payable.................         7           298         7,304
  Accrued liabilities..................     1,530         2,107        17,597
                                           ------      --------    ----------
    Total current liabilities..........     6,157         7,995       177,274
Long-term debt.........................     1,890         1,679         3,094
Other liabilities......................         4             5         4,497
                                           ------      --------    ----------
    Total liabilities..................     8,051         9,679       184,865
                                           ------      --------    ----------
Stockholders' equity:
  Common stock, $.001 par value,
   250,000,000 shares authorized,
   1,290,724, 31,440,724 and 44,160,179
   shares issued and outstanding,
   respectively........................         1            31            44
  Convertible Non-Voting Common Stock,
   $.001 par, 500,000 shares
   authorized, issued and outstanding..       --              1             1
  Additional paid-in capital...........     1,577       529,441       814,791
  Treasury stock.......................       --            --        (27,048)
  Retained earnings....................                       7        30,083
  Accumulated other comprehensive
   income (loss).......................                                  (624)
                                           ------      --------    ----------
    Total stockholders' equity.........     1,578       529,480       817,247
                                           ------      --------    ----------
    Total liabilities and stockholders'
     equity............................    $9,629      $539,159    $1,002,112
                                           ======      ========    ==========

   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Dollars in thousands except per share data)

                                                             Nine Months Ended
                         For the Years Ended December 31,      September 30,
                         ---------------------------------  ---------------------
                            1995        1996       1997       1997        1998
                         ----------  ---------- ----------  ---------  ----------
                                                                (unaudited)
Revenues................ $   57,287  $   63,202 $   70,101  $  52,410  $  478,595
Cost of revenues........     48,783      53,664     58,857     44,112     376,318
                         ----------  ---------- ----------  ---------  ----------
      Gross profit......      8,504       9,538     11,244      8,298     102,277
Selling, general and
 administrative
 expenses...............      8,468       8,803     11,776      7,223      59,786
Goodwill amortization...        --          --         --         --        4,584
Non-recurring
 acquisition costs......        --          --         --         --          768
                         ----------  ---------- ----------  ---------  ----------
      Operating income
       (loss)...........         36         735       (532)     1,075      37,139
Other (income) expense:
  Interest income.......        --          --      (2,056)       --      (16,043)
  Interest expense......        239         224        208        160         565
  Other, net............         (8)         83       (221)       (35)       (134)
                         ----------  ---------- ----------  ---------  ----------
Income (loss) before
 taxes..................       (195)        428      1,537        950      52,751
Provision (benefit) for
 income taxes...........         (5)         13         94          7      22,460
                         ----------  ---------- ----------  ---------  ----------
Net income (loss)....... $     (190) $      415 $    1,443  $     943  $   30,291
                         ==========  ========== ==========  =========  ==========
Net income (loss) per
 share--Basic........... $    (0.15) $     0.32 $     0.25  $    0.30  $     0.79
                         ==========  ========== ==========  =========  ==========
Net income (loss) per
 share--Diluted......... $    (0.15) $     0.30 $     0.25  $    0.29  $     0.77
                         ==========  ========== ==========  =========  ==========
Weighted average shares
 outstanding--Basic.....  1,238,444   1,290,724  5,683,464  3,102,079  38,298,295
                         ==========  ========== ==========  =========  ==========
Weighted average shares
 outstanding--Diluted...  1,238,444   1,405,840  5,865,550  3,217,195  39,368,321
                         ==========  ========== ==========  =========  ==========


   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                           Convertible
                                            Non-Voting                                    Accumulated
                       Common Stock        Common Stock                                      Other
                    ------------------- ------------------ Additional                    Comprehensive     Total         Total
                      Shares              Shares            Paid-in-  Treasury  Retained    Income     Stockholders' Comprehensive
                    Outstanding  Amount Outstanding Amount  Capital    Stock    Earnings    (loss)        Equity     Income (Loss)
                    -----------  ------ ----------- ------ ---------- --------  -------- ------------- ------------- -------------
Balance, December
 31, 1994.........   1,238,444    $ 1                $--    $  1,382  $         $            $           $  1,383       $   --
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (210)                                        (210)
  Common stock
   Issued.........                                               217                                          217
 Net loss.........                                              (190)                                        (190)         (190)
                                                                                                                        -------
 Total
  comprehensive
  loss............                                                                                                      $  (190)
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, December
 31, 1995.........   1,238,444      1                          1,199                                        1,200
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (140)                                        (140)
  Common stock
   issued.........      52,280                                   103                                          103
 Net income.......                                               415                                          415           415
                                                                                                                        -------
 Total
  comprehensive
  income..........                                                                                                      $   415
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, December
 31, 1996.........   1,290,724      1                          1,577                                        1,578
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (831)                                        (831)
 Capital
  contribution....   2,300,000      2                            124                                          126
 Common stock
  issued..........  27,850,000     28     500,000       1    527,134                                      527,163
 Net income.......                                             1,436                  7                     1,443         1,443
                                                                                                                        -------
 Total
  comprehensive
  income..........                                                                                                      $ 1,443
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, December
 31, 1997.........  31,440,724     31     500,000       1    529,441                  7                   529,480
Unaudited data:
 Transactions of
  Pooled
  Companies:
  Distributions
   paid...........                                              (628)                                        (628)
  Stock issued
   upon exercise
   of options.....     115,116      1                            216                                          217
 Issuance of
  common stock for
  acquisitions....  14,443,040     14                        285,373                                      285,387
 Stock issued
  under employee
  stock purchase
  plan............      16,299                                   174                                          174
 Stock
  repurchase......  (1,855,000)    (2)                                 (27,048)                           (27,050)
 Unrealized loss
  on marketable
  securities --
  net of tax......                                                                            (624)          (624)         (624)
 Net income.......                                               215             30,076                    30,291        30,291
                                                                                                                        -------
 Total
  comprehensive
  income..........                                                                                                      $29,667
                    ----------    ---     -------    ----   --------  --------  -------      -----       --------       =======
Balance, September
 30, 1998
 (unaudited)......  44,160,179    $44     500,000    $  1   $814,791  $(27,048) $30,083      $(624)      $817,247
                    ==========    ===     =======    ====   ========  ========  =======      =====       ========

   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)

                                   For the Years Ended      Nine Months Ended
                                      December 31,            September 30,
                                 -------------------------  -------------------
                                  1995     1996     1997     1997       1998
                                 -------  ------  --------  -------- ----------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net income (loss)............  $  (190) $  415  $  1,443  $   943  $   30,291
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depreciation and
   amortization................      849     926       945      626       7,946
  Deferred income taxes........                                            (205)
  Gain (loss) on sale of
   equipment...................      (60)      1       (52)      (1)         27
  Changes in operating assets
   and liabilities:
    Accounts receivable........     (131)   (511)      (36)  (1,006)    (21,323)
    Costs and estimated
     earnings in excess of
     billings..................                                           3,190
    Prepaid expenses and other
     current assets............      127     (27)   (1,319)    (786)     (2,237)
    Billings in excess of costs
     and estimated earnings....                                (479)      9,787
    Accounts payable...........      503     486      (505)     120      (2,485)
    Accrued liabilities........      390      69     2,254      990       7,538
  Change in other assets.......      (36)     39         3       40       1,135
                                 -------  ------  --------  -------  ----------
      Net cash provided by
       operating activities....    1,452   1,398     2,733      447      33,664
                                 -------  ------  --------  -------  ----------
Cash flows from investing
 activities:
  Cash paid for acquisitions,
   net of cash acquired........                                        (195,155)
  Purchases of property and
   equipment...................     (589)   (703)     (699)    (395)     (6,677)
  Proceeds on sale of
   equipment...................       77      18       387                  740
  Other........................      (10)     (6)       (7)                  24
                                 -------  ------  --------  -------  ----------
      Net cash provided by
       (used in) investing
       activities..............     (522)   (691)     (319)    (395)   (201,068)
                                 -------  ------  --------  -------  ----------
Cash flows from financing
 activities:
  Proceeds from initial public
   offering, net...............                    527,164
  Proceeds from issuance of
   common stock................              103
  Net proceeds (payments) on
   short-term debt.............      181    (140)      145      269     (36,355)
  Payments on long-term debt...   (1,050)   (153)     (253)    (165)    (28,690)
  Proceeds on long-term debt...      100     398                          2,239
  Payment of dividends at
   Pooled Companies............     (210)   (140)     (831)   ( 100)       (628)
  Net proceeds (payments) on
   related party loans.........             (500)              (194)        547
  Payments under capital
   lease.......................      (55)   (177)
  Purchase of treasury stock...                                         (27,050)
  Proceeds from stock options
   exercised...................                                             217
  Proceeds from issuance of
   stock under employee stock
   purchase plan...............                                             174
  Contributions of capital by
   stockholders of Pooled
   Companies...................      217
  Contributions by founding
   stockholder.................                        126
  Other cash flows from
   financing activities........                        (96)
                                 -------  ------  --------  -------  ----------
      Net cash provided by
       (used in)
       financing activities....     (817)   (609)  526,255     (190)    (89,546)
                                 -------  ------  --------  -------  ----------
Net increase in cash and cash
 equivalents...................      113      98   528,669     (138)   (256,950)
Cash and cash equivalents,
 beginning of period...........       92     205       303      243     528,972
                                 -------  ------  --------  -------  ----------
Cash and cash equivalents, end
 of period.....................  $   205  $  303  $528,972  $   105  $  272,022
                                 =======  ======  ========  =======  ==========
Supplemental cash flow
 information:
  Cash paid for interest.......  $   246  $  357  $    290

                       BUILDING ONE SERVICES CORPORATION

                            (Dollars in thousands)

  The Company issued common stock and cash in connection with certain business combinations during the nine months ended September 30, 1998. The fair values of the assets acquired and liabilities assumed at the dates of acquisition are as follows (unaudited):

Accounts receivable................................................... $178,497
Inventories...........................................................    2,117
Costs and earnings in excess of billings..............................   26,045
Prepaid expenses and other current assets.............................    9,108
Property and equipment................................................   27,530
Intangible assets.....................................................  459,446
Other assets..........................................................    6,293
Short-term debt.......................................................  (29,358)
Accounts payable......................................................  (57,420)
Accrued liabilities...................................................  (45,280)
Billings in excess of costs and estimated earnings....................  (49,776)
Long-term debt........................................................  (40,848)
Other long-term liabilities...........................................   (5,812)
                                                                       --------
  Net assets acquired................................................. $480,542
                                                                       ========
These acquisitions were funded as follows:
  Common stock, 14,443,040 shares..................................... $285,387
  Cash, net of cash acquired..........................................  195,155
                                                                       --------
                                                                       $480,542
                                                                       ========



         See accompanying notes to consolidated financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in thousands, except per share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Building One Services Corporation ("Building One" or the "Company"), a Delaware corporation, was incorporated in September 1997. Ledecky Brothers L.L.C., ("LLC"), a limited liability corporation formed in February 1997, merged with and into the Company in September 1997 (the "Merger"). The sole member of LLC received, in connection with the Merger, 2,300,000 shares of Common Stock of the Company which represents all of its issued and outstanding Common Stock, in exchange for 100% of his ownership interest in the LLC. The Merger was implemented to facilitate a public offering of securities. Because both of the organizations were under control of the one sole owner, the Merger has been accounted for on a historical cost basis.

  The Company completed an initial public offering of its Common Stock in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock and raising net proceeds of approximately $527,000.

  The Company is consolidating the facilities services industry with the intent to become a national single-source provider of facilities services. Currently, the Company provides electrical installation and maintenance services, mechanical installation and maintenance services and janitorial maintenance and management services throughout the United States.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of Building One, and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant installation contracts. Revenues are recognized according to the ratio of costs incurred

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Maintenance and other service revenues are recognized as the services are performed.

 Non-Recurring Acquisition Costs

  Non-recurring acquisition costs consist of costs incurred in conjunction with the business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, broker fees and other costs directly attributable to the business combination.

 New Accounting Pronouncements

  In June 1997, the FASB issued Statement of Financial Accounting Standards "SFAS" No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual and interim financial statements. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also requires related disclosures about products, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company intends to adopt SFAS No. 131 for the year ending December 31, 1998. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

 Cash and Cash Equivalents

  The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company's temporary cash investments consist of readily marketable, investment grade financial instruments of a nature which should reduce risk of loss. Additionally, concentration of credit risk with respect to trade receivables results from these amounts not being collateralized and, as a result, management continually monitors the financial condition of its customers to reduce risk of loss.

 Fair Value of Financial Instruments

  The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and debt approximate fair value. The Company's cash equivalents are comprised of readily marketable, interest-bearing, investment grade securities.

 Marketable Securities

  The Company accounts for marketable securities in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable securities consist of investments in equity securities and are classified as available for sale. The unrealized gains, net of income taxes, are reported as an increase to stockholders' equity. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

 Property and Equipment

  Property and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, vehicles, and furniture and fixtures and 40 years for buildings. Leasehold improvements and capital leases are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

  The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying value of the assets against the estimated undiscounted future cash flows associated with them. At such time evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations there were no adjustments recognized through September 30, 1998.

 Intangible Assets

  Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Goodwill is being amortized on a straight-line basis over 40 years which is the estimated period benefited. The recoverability of the unamortized balance of goodwill is assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value. If at such time these assessments indicate that the future undiscounted cash flows from operations are not sufficient to recover the net book value, the goodwill balance is adjusted to its fair value. No such adjustments have been recognized through September 30, 1998.

 Income Taxes

  Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Certain companies acquired in pooling-of-interests transactions elected to be taxed as subchapter S corporations and, accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by Building One.

 Net Income Per Share

  Basic net income per share is determined by dividing net income by the weighted average number of common shares outstanding during the periods. Diluted net income per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock at the beginning of the period.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company at September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1998 and 1997, as presented in the accompanying unaudited interim financial statements.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 3--TENDER OFFER

  On February 7, 1999, the Company's Board of Directors approved a plan to repurchase 50% of its outstanding common stock at $25 per share and 50% of employee stock options at $25 per share less the exercise price of the options (the "Tender Offer"). The Tender Offer replaces the recapitalization plan announced by the Company on December 23, 1998 (the "Recapitalization Plan"), under which the Company had intended to, among other things, repurchase approximately 34.5 million shares of the Company's common stock. The Company plans to finance the Tender Offer through the use of the Company's cash, the planned issuance of $300,000 of senior subordinated notes and a $100,000 term facility. The Company expects the Tender Offer to be completed in the second quarter of 1999.

 Purchase Accounting Restatement

  On August 3, 1998, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission which included audited supplemental consolidated financial statements. These supplemental consolidated financial statements gave retroactive effect to a business combination with The Lewis Companies, Inc. consummated during the quarter ended June 30, 1998 originally recorded under the pooling-of-interests method of accounting. Additionally, on November 13, 1998, the Company filed its Quarterly Report on Form 10-Q for the period ended September 30, 1998 with the Securities and Exchange Commission which included financial statements that gave retroactive effect to a business combination with Robinson Mechanical, Inc. consummated during the quarter ended September 30, 1998 originally accounted for under the pooling-of-interests method.

  As a result of the announcement of the Recapitalization Plan and as required by generally accepted accounting principles, the Company has restated its consolidated financial statements for all periods to account for these acquisitions under the purchase method of accounting. In relation to the supplemental consolidated financial statements, this restatement resulted in a reduction (increase) to the Company's reported total assets at December 31, 1997 and 1996 by $32,105 and $33,066, respectively, and reported net income for fiscal 1995, 1996 and 1997 of $920, $(2,277) and $2,243, respectively.
Additionally, the restatement of the two business combinations as purchase transactions gave rise to approximately $51 million of goodwill during the nine months ended September 30, 1998.


NOTE 4--BUSINESS COMBINATIONS

 Pooling-of-Interests Method

  During 1998, the Company issued 1,405,840 shares of Common Stock to acquire three companies in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies"). The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

  The following presents the separate results, in each of the periods presented, of Building One (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                  Building  Pooled
                                                    One    Companies Combined
                                                  -------- --------- --------
For the year ended December 31, 1995
  Revenues....................................... $    --   $57,287  $ 57,287
  Net loss.......................................      --      (190)     (190)
For the year ended December 31, 1996
  Revenues....................................... $    --   $63,202  $ 63,202
  Net income.....................................      --       415       415
For the year ended December 31, 1997
  Revenues....................................... $    --   $70,101  $ 70,101
  Net income.....................................        7    1,436     1,443
For the nine months ended September 30, 1997
 (unaudited)
  Revenues....................................... $    --   $52,410  $ 52,410
  Net income.....................................      --       943       943
For the nine months ended September 30, 1998
 (unaudited)
  Revenues....................................... $451,873  $26,722  $478,595
  Net income.....................................   30,076      215    30,291

 Purchase Method (Unaudited)

  During the period January 1, 1998 through September 30, 1998, the Company completed 21 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements and related notes to consolidated financial statements include the results of these acquired entities from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 14,443,040 shares of the Company's Common Stock, 403,389 options assumed in one acquisition at an exercise price below fair market value, $228,715 in cash, including applicable fees, and the assumption of approximately $33,847 in debt which was paid at closing. These amounts do not include the potential payment of contingent consideration of up to approximately $122,845 in cash and in shares of Common Stock of the Company based upon the performance of the businesses acquired.

  The total purchase price was allocated to the fair value of the net assets acquired resulting in goodwill of approximately $458,518. Such allocations are preliminary in nature, pending the outcome of a detailed analysis being performed by the Company of the assets and liabilities acquired. For purposes of computing the estimated purchase price for accounting purposes the value of the shares on certain acquisitions was determined in consideration of restrictions on the sale and transferability of the shares issued. The shares generally will be subject to the following restrictions on resale: up to one-third of the shares may be resold twelve months after their date of acquisition, the first one-third and an additional one-third may be resold beginning eighteen months after their date of acquisition and the first two-thirds and the remaining one-third may be resold beginning twenty-four months after their date of acquisition.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998, respectively, as if all of the Purchased Companies had been consummated as of January 1, 1997. The pro forma results of operations reflect certain pro forma adjustments primarily related to goodwill amortization and compensation adjustments for shareholders.

                                                 For the     Nine Months Ended
                                                Year Ended     September 30,
                                               December 31, -------------------
                                                   1997       1997      1998
                                               ------------ --------- ---------
   Revenues...................................  $1,003,740  $ 733,380 $ 857,884
   Net income.................................  $   35,591  $  25,774 $  44,920
   Net income per share-basic.................  $     1.01  $    0.75 $    0.95
   Net income per share-diluted...............  $      .99  $    0.74 $    0.93

  The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred as of January 1, 1997 or the results that may occur in the future.

NOTE 5--DETAIL OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The following is a rollforward of activity within the allowance for doubtful accounts:

                                                         December 31,
                                               --------------------------------
                                                   1995       1996      1997
                                               ------------ --------- ---------
   Balance at beginning of period.............  $      113  $     120 $     136
   Additions to costs and expenses............           7         16         5
   Write-offs.................................                              (37)
                                                ----------  --------- ---------
   Balance at end of period...................  $      120  $     136 $     104
                                                ==========  ========= =========

NOTE 6--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                          September 30, 1998
                                                          ------------------
                                                             (unaudited)
   Costs incurred on uncompleted contracts...............      $740,367
   Estimated earnings....................................       161,223
                                                               --------
                                                                901,590
   Less: Billings to date................................       940,541
                                                               --------
                                                               $(38,951)
                                                               ========

  Included in the accompanying balance sheet under the following captions:

                                                           September 30, 1998
                                                           ------------------
                                                              (unaudited)
   Costs and estimated earnings in excess of billings on
    uncompleted contracts.................................      $ 20,410
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.................................        59,361
                                                                --------
                                                                $(38,951)
                                                                ========

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 7--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                December 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
      Equipment............................................... $ 3,092  $ 3,160
      Office furniture and equipment..........................     915    1,029
      Autos and trucks........................................     630      593
      Buildings and improvements..............................   1,247    1,107
      Land....................................................      69       53
                                                               -------  -------
                                                                 5,953    5,942
      Less: Accumulated depreciation..........................  (2,969)  (3,349)
                                                               -------  -------
                                                               $ 2,984  $ 2,593
                                                               =======  =======

  Depreciation expense for years 1995, 1996 and 1997 was $1,138, $1,268 and $1,284, respectively.

NOTE 8--INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                    December 31,
                                                    -------------- September 30,
                                                     1996   1997       1998
                                                    ------  ------ -------------
                                                                    (unaudited)
   Goodwill........................................ $   92  $ 151    $458,492
   Non-compete agreements..........................    835              1,060
   Other...........................................     64     18         521
                                                    ------  -----    --------
                                                       991    169     461,962
   Less: Accumulated amortization..................   (757)   (17)     (4,684)
                                                    ------  -----    --------
      Net intangible assets........................ $  234  $ 152    $455,389
                                                    ======  =====    ========

  Amortization expense for years 1995, 1996 and 1997 was $183, $177 and $141, respectively, and $4,584 for the nine months ended September 30, 1998 (unaudited).

NOTE 9--CREDIT FACILITIES

 Short-Term Debt

  Short-term debt consists of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
      Credit facilities with banks, interest ranging from prime
       to prime plus 1 3/4% (average rate of 9.25% at December
       31, 1997)................................................. $  987 $1,133
      Payable to Pooled Company stockholder......................    151    151
      Current maturities of long-term debt.......................    343    269
                                                                  ------ ------
        Total short-term debt.................................... $1,481 $1,553
                                                                  ====== ======

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


 Long-Term Debt

  Long-term debt consists of the following:

                                                                December 31,
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
      Notes payable to banks with average interest rates
       ranging from 9.75%-11%.................................. $1,217  $1,112
      Notes payable, interest rates ranging from 11.32% -
       15.86% due in monthly installments of $19 through
       September, 2002 secured by certain assets of the Company
       ........................................................    868     768
      Capital lease obligations................................     26      46
      Other....................................................    122      22
                                                                ------  ------
                                                                 2,233   1,948
      Less: Current portion....................................   (343)   (269)
                                                                ------  ------
         Total long-term debt.................................. $1,890  $1,679
                                                                ======  ======

 Maturities of Long-Term Debt

  Maturities of long-term debt, including capital lease obligations, are as follows:

      1998............................................................... $  269
      1999...............................................................    225
      2000...............................................................    253
      2001...............................................................    286
      2002...............................................................    284
      Thereafter.........................................................    631
                                                                          ------
                                                                          $1,948
                                                                          ======

NOTE 10--INCOME TAXES

  The components of income tax expense (benefit) are comprised as follows:

                                                             For the Year Ended
                                                                December 31,
                                                            --------------------
                                                             1995   1996   1997
                                                            ------ ------ ------
      Income taxes currently payable:
        Federal............................................ $  (3) $   5  $  83
        State..............................................            2     11
                                                            ------ -----  -----
                                                               (3)     7     94
                                                            ------ -----  -----
      Deferred income taxes:
        Federal............................................    (1)     4
        State..............................................    (1)     2
                                                            ------ -----  -----
                                                               (2)     6
                                                            ------ -----  -----
      Total tax expense (benefit)..........................   $(5)   $13  $  94
                                                            ====== =====  =====

                       BUILDING ONE SERVICES CORPORATION

                            (Dollars in thousands)


  The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                        For the Year Ended December 31,
                                        ------------------------------------
                                           1995         1996         1997
                                        ----------   ----------   ----------
      U.S. federal statutory rate......      (34.0)%       34.0 %       34.0 %
      State income taxes, net of
       federal tax benefit.............        (.3)         1.0           .6
      Subchapter S corporation income
       not subject to corporate level
       taxation........................       42.0        (28.8)       (30.8)
      Other............................      (10.3)        (3.2)         2.3
                                        ----------   ----------   ----------
      Effective income tax rate........       (2.6)%        3.0 %        6.1 %
                                        ==========   ==========   ==========

  Certain of the Pooled Companies were organized as subchapter S corporations prior to being acquired by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

  The following unaudited pro forma income tax information is presented in accordance with SFAS No. 109 as if the Pooled Companies had been subject to applicable federal and state income taxes for all periods presented:

                                                                 December 31
                                                              ------------------
                                                              1995   1996  1997
                                                              -----  ---- ------
Income (loss) before taxes per income statement.............. $(195) $428 $1,537
Pro forma income tax provision...............................   (78)  171    615
                                                              -----  ---- ------
Pro forma net income (loss).................................. $(117) $257   $922
                                                              =====  ==== ======

NOTE 11--LEASE COMMITMENTS

  The Company leases various types of office facilities, equipment, and furnitures and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
      1998....................................................   $31    $  692
      1999....................................................    12       463
      2000....................................................     4       277
      2001....................................................             132
      2002....................................................              46
      Thereafter..............................................              70
                                                                 ---    ------
      Total minimum lease payments............................    47    $1,680
                                                                        ======
      Less: Amounts representing interest.....................    (1)
                                                                 ---
      Present value of net minimum lease payments.............   $46
                                                                 ===

  Rent expense for all operating leases for 1995, 1996 and 1997 was $670, $514 and $339, respectively.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 12--COMMITMENTS AND CONTINGENCIES

 Litigation

  The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

NOTE 13--RELATED PARTY TRANSACTIONS FOR POOLED COMPANIES

  The Company paid management fees to affiliates of $298, $466, and $954 for the years ended December 31, 1995, 1996, and 1997, respectively.

  The Company has an unsecured demand note payable to a stockholder for $151, dated January 1, 1994, bearing interest at 12% with interest paid monthly.

NOTE 14--STOCKHOLDERS' EQUITY

 Common Stock

  On November 25, 1997, the Company effected a one-for-1.918159 reverse stock split of the Company's Common Stock. Accordingly, all share data reflected in these financial statements have been retroactively restated.

  On September 19, 1997, the sole member of LLC received 2,300,000 shares of Common Stock of the Company in connection with the Merger in exchange for his 100% ownership interest in LLC. The sole member made contributions to LLC from time to time to fund expenses in the aggregate amount of $126. These contributions were included in common stock and additional paid-in capital.

  The Company completed its initial public offering ("IPO") in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock at $20.00 per share and raising net proceeds of approximately $527,000. Proceeds from the IPO, net of underwriting fees and other stock issuance costs, were included in common stock and additional paid-in capital.

 Convertible Non-Voting Common Stock

  In connection with the IPO, the Company sold 500,000 shares of Convertible Non-Voting Common Stock to Friedman, Billings, Ramsey & Co., Inc. ("FBR"), the representative of the underwriters in the Company's IPO, for $20 per share. After one year, the shares on Convertible Non-Voting Common Stock automatically convert into an equivalent number of shares of Common Stock. Accordingly, on November 25, 1998 these 500,000 shares were converted to 500,000 shares of Common Stock.

  The Company has 1,130,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to FBR. The warrants have an exercise price per share equal to the IPO price. These warrants are exercisable on or after the first anniversary and will expire on the fifth anniversary of the IPO. FBR has the right, beginning November 25, 1998, to require the Company to register such shares for sale.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  Additionally, 1,950,000 shares of Common Stock have been reserved for issuance upon the exercise of warrants issued to Jonathan Ledecky at the time of the IPO. These warrants are exercisable for a period of ten years at an exercise price equal to the IPO price. The Company has agreed that during the ten-year period following the IPO, Jonathan Ledecky may request the company register the shares underlying his warrants. In addition, the Company has agreed to give Jonathan Ledecky the right to request that the Company include the shares underlying his warrants on a registration statement filed by the Company during a twelve-year period following the IPO.

NOTE 15--STOCK PURCHASE AND AWARD PLANS

 Long-Term Incentive Plan

  The Company adopted, a 1997 Long-Term Incentive Plan and in September 1998 adopted the 1998 Long-Term Incentive Plan, ("Incentive Plans"). The terms of the option awards under these Incentive Plans are established by the compensation committee of the Company's Board of Directors. The maximum number of shares that may be issued under the 1997 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan is equal to 9% and 14%, respectively of the number of shares of Common Stock outstanding from time to time.

  Options to purchase 1,500,000 shares of Common Stock under the 1997 Long-Term Incentive Plan were granted at the time of the IPO at an exercise price equal to the IPO price. These options will vest 25% each on the first four anniversaries of the date of grant and will expire on the tenth anniversary of the grant date. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

  Additionally, in connection with business combinations consummated during the period from January 1, 1998 through September 30, 1998, the Company has granted options for approximately 1,520,844 shares (unaudited) of the Company's Common Stock, and is expected to issue options for an additional 107,764 shares (unaudited) of the Company's Common Stock, under these Long-Term Incentive Plans. All options vest over a four year period from date of grant. These options have been, or will be, granted with an exercise price equal to the fair value share price of the Company's Common Stock at the date of grant.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors has adopted, and the Company's stockholder have approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-employee director of an option to purchase 20,000 shares on the later of the effective date of the registration statement for the initial public offering of the Company's Common Stock or the date that such person commences services as a director. Thereafter, each non-employee director will be entitled to receive, on the day after each annual meeting of the Company's stockholders, an option to purchase 5,000 shares of Common Stock. A maximum of 300,000 shares of Common Stock may be issued under the Directors' Plan. Options to purchase 60,000 shares of Common Stock under the Directors' Plan were granted at the time of the IPO at an exercise price equal to the IPO price. Additionally, during the period from January 1, 1998 through September 30, 1998 an additional 35,000 options (unaudited) were granted at an exercise price equal to fair market value at the grant date.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant options and will expire at the earlier of 10 years from the date of grant or 90

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

days after termination of service as a director. Options will vest and become exercisable ratably as to 50% of the shares underlying the option on the six month and one year anniversaries of the date of grant, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") permits eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

  As of September 30, 1998, the Company issued 16,299 shares (unaudited) of common stock to employees under the Company's Employee Stock Purchase Plan.

 Accounting for Stock Based Compensation

  In 1997, the Company adopted the SFAS No. 123 "Accounting for Stock-Based Compensation," which encourages, but does not require, companies to recognize compensation cost for stock-based compensation plans over the vesting period based upon the fair value of awards on the date of the grant. However, the statement allows the alternative of the continued use of the intrinsic value method as prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Therefore, as permitted, the Company has applied APB No. 25, and related interpretations, in accounting for its stock based compensation plans. Accordingly, no compensation expense has been recognized by the Company for warrants granted in connection with the IPO or for options granted under the Incentive Plan and the Directors' Plan.

  Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                     1997
                                                                    -------
      Net income (loss):
        As reported................................................ $ 1,443
        Pro forma.................................................. $(5,782)
      Net income (loss) per share--basic and diluted:
        As reported................................................ $  0.25
        Pro forma.................................................. $ (1.02)

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

  The weighted average fair value per option and warrant at the date of grant for options granted in 1997 and 1996 was $7.46 and $2.21, respectively. The fair value of options and warrants granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1997:

                                                                    1997
                                                              -----------------
                                                              Options  Warrants
                                                              -------  --------
      Expected life of option................................ 5 years  2 years
      Risk-free interest rate................................    5.76%    5.69%
      Expected volatility factor.............................    45.0%    45.0%

NOTE 16--NET EARNINGS PER SHARE

  The Company has adopted SFAS No. 128 "Earnings Per Share" which became effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires presentation of basic and diluted earnings per share ("EPS") and restatement of EPS data for all prior periods. Basic EPS includes no dilution and is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding. Duluted EPS is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding and dilutive Common Stock equivalents. The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the three years ended December 31, 1997 and the nine months periods ended September 30, 1998 and 1997.

                                    Year Ended               Nine Months Ended
                                   December 31,                September 30,
                         --------------------------------- ----------------------
                            1995        1996       1997       1997       1998
                         ----------  ---------- ---------- ---------- -----------
                                                                (unaudited)
Basic earnings per
 share:
 Net income (loss)...... $     (190) $      415 $    1,443 $      943 $    30,291
 Weighted average shares
  outstanding--Basic....  1,238,444   1,290,724  5,683,464  3,102,079  38,298,295
                         ----------  ---------- ---------- ---------- -----------
 Net income per share--
  Basic                  $    (0.15) $     0.32 $     0.25 $     0.30 $      0.79
                         ==========  ========== ========== ========== ===========
Diluted earnings per
 share
 Net income (loss)...... $     (190) $      415 $    1,443    $   943 $    30,291
                         ==========  ========== ========== ========== ===========
 Weighted average shares
  outstanding--Basic....  1,238,444   1,290,724  5,683,464  3,102,079  38,298,295
 Convertible Non-Voting
  Common Stock..........        --          --      49,315        --      500,000
 Common stock
  equivalents from stock
  options and warrants..        --      115,116    132,771    115,116     389,347
 Contingently issuable
  shares................        --          --                    --      180,679
                         ----------  ---------- ---------- ---------- -----------
Total weighted average
 shares outstanding--
 Diluted................  1,238,444   1,405,840  5,865,550  3,217,195  39,368,321
                         ----------  ---------- ---------- ---------- -----------
 Net income per share--
  Diluted............... $    (0.15) $     0.30 $     0.25 $     0.29 $      0.77
                         ==========  ========== ========== ========== ===========

  Outstanding stock options and warrants to purchase 6,255,774 shares (unaudited) of Common Stock as of September 30, 1998 were not included in the computation of diluted earnings per share because the options exercise prices were higher than the average market price of the Common Stock during the period.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following presents certain unaudited quarterly financial data of the
Company:

                                                1996 Quarters
                                ----------------------------------------------
                                 First    Second   Third     Fourth     Total
                                -------  -------- -------- ----------- -------
   Revenues...................  $15,305  $ 15,664 $ 15,784  $ 16,449   $63,202
   Gross profit...............  $ 2,228  $  2,415 $  2,520  $  2,375   $ 9,538
   Operating income (loss)....  $    91  $    120 $    249  $    275   $   735
   Net income (loss)..........  $   (10) $     42 $    208  $    175   $   415
   Net income (loss) per
    share--Basic..............  $ (0.01) $   0.03 $   0.16  $   0.14   $  0.32
   Net income (loss) per
    share--Diluted (1)........  $ (0.01) $   0.03 $   0.15  $   0.12   $  0.30
                                                1997 Quarters
                                ----------------------------------------------
                                 First    Second   Third     Fourth     Total
                                -------  -------- -------- ----------- -------
   Revenues...................  $17,479  $ 17,393 $ 17,538  $ 17,691   $70,101
   Gross profit...............  $ 2,807  $  2,759 $  2,732  $  2,946   $11,244
   Operating income (loss)....  $   259  $    426 $    390  $ (1,607)  $  (532)
   Net income.................  $   210  $    434 $    299  $    500   $ 1,443
   Net income per share--Basic
    (1).......................  $  0.10  $   0.12 $   0.08  $   0.04   $  0.25
   Net income per share--
    Diluted (1)...............  $  0.09  $   0.12 $   0.08  $   0.04   $  0.25
                                            1998 Quarters
                                --------------------------------------
                                 First    Second   Third   Nine Months
                                -------  -------- -------- -----------
   Revenues...................  $54,610  $171,661 $252,324  $478,595
   Gross profit...............  $10,377  $ 36,662 $ 55,238  $102,277
   Operating income (loss)....  $ 2,135  $ 12,485 $ 22,519  $ 37,139
   Net income.................  $ 5,081  $ 10,046 $ 15,164  $ 30,291
   Net income per share--Basic
    (1).......................  $  0.15  $   0.26 $   0.35  $   0.79
   Net income per share--
    Diluted (1)...............  $  0.15  $   0.25 $   0.34  $   0.77

--------
(1) The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share due to the timing of net income (loss) in relation to the issuance of common shares during the course of the year.

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED)

  In addition to those business combinations consummated during the period from January 1, 1998 through September 30, 1998, subsequent to September 30, 1998 the Company completed five business combinations, two in the electrical installation and maintenance services business, one in the mechanical installation and maintenance services business and two in the janitorial and maintenance management services business, for total consideration of $65,537 in cash and shares of Common Stock. Additionally, there is the potential for the payment of up to an additional $14,500 in cash and shares of Common Stock in connection with contingent consideration agreements.